Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185206) pertaining to the Eaton Savings Plan of our report dated June 21, 2013, with respect to the financial statements of the Eaton Savings Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2012 and 2011.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio

June 21, 2013